Exhibit 99.1

NEWS RELEASE

February 3, 2011

NCR announces fourth-quarter 2010 results

•	Operational results ahead of expectations

•	Revenue growth of 5%; orders up 13% compared to prior year period

•	Strong cash flow; operating cash flow of $181 million and free cash flow(3) of $143 million

•	Net funded status of global pension plans improved by $51 million

•

2011 full year guidance provided: expect revenue growth of 5% to 7%; GAAP income from operations of $160 million to $180 million, an increase of 62% to 82%; non-pension operating income (NPOI)(2) of $370 million to $390 million, an increase of 11% to 17%; GAAP EPS from continuing operations of $0.71 - $0.81, an increase of 3% to 17%; and non-GAAP EPS from continuing operations(2) of $1.65 - $1.75, an increase of 8% to 14%

DULUTH, Georgia – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended December 31, 2010. Reported revenue of $1.4 billion increased 5 percent from the fourth quarter of 2009 on both an actual and constant currency basis.

NCR reported fourth-quarter income from continuing operations (attributable to NCR) of $32 million, or $0.20 per diluted share, compared to income from continuing operations (attributable to NCR) of $41 million, or $0.25 per diluted share, in the fourth quarter of 2009. Income from continuing operations in the fourth quarter of 2010 included $52 million ($43 million or $0.26 per diluted share, after-tax) of pension expense, a $14 million ($9 million or $0.06 per diluted share, after-tax) impairment charge related to an investment, and an $8 million ($5 million or $0.03 per diluted share, after-tax) litigation charge. Income from continuing operations for the fourth quarter of 2009 included $41 million ($24 million or $0.16 per diluted share, after-tax) of pension expense, a $24 million ($16 million or $0.10 per diluted share, after-tax) impairment charge related to an equity investment and related assets, and $6 million ($4 million or $0.02 per diluted share, after-tax) of incremental costs related to the relocation of the company’s global headquarters. Excluding these items, non-GAAP income from continuing operations (2) in the fourth quarter of 2010 was $0.55 per diluted share compared to $0.53 in the prior year period.

“NCR had a good close to 2010 and as a result is better positioned to improve revenue growth and NPOI expansion in 2011. Order growth in Q4 was strong, our backlog has improved and we continue to execute well on sustainable productivity improvements thanks to the efforts of our continuous improvement teams around the company. 2010 was a year in which NCR regained our leadership in innovation in a number of areas both in hardware, such as our unrivaled scalable deposit module, and software, such as the great progress we made in converged channel solutions. Our strong position as we enter 2011 can be traced directly to our employees who executed well and are passionately dedicated to our vision. As we move into 2011 we will continue to be focused on our value creation strategy which includes ongoing operational execution along with a focus on reducing our pension risk and a commitment to share repurchase.”

-more-

Fourth-Quarter 2010 Highlights

Financial highlights – Revenues increased 12 percent in the Americas region, primarily due to higher product sales to customers in the financial services and retail and hospitality industries in the United States, the Caribbean, and Latin America. Revenues in the Americas region were positively impacted by 1 percent due to foreign currency translation. In the Europe/Middle East/Africa (EMEA) region, revenues increased 2 percent primarily due to higher product sales to customers in the financial services and retail and hospitality industries across the region. Foreign currency translation negatively impacted EMEA revenues by 5 percent. Revenues fell 5 percent in the Asia-Pacific/Japan (APJ) region due to lower product sales to customers in the financial services and retail and hospitality industries across the region. Revenue in APJ was positively impacted by 5 percent due to foreign currency translation.

Income from operations was $52 million in the fourth quarter of 2010, which included $52 million of pension expense and an $8 million litigation charge. This compares to $39 million of income from operations in the fourth quarter of 2009, which included $41 million of pension expense, a $22 million charge for the impairment of assets related to an equity investment, and $6 million of incremental costs related to the company’s headquarters relocation. Excluding these items, non-GAAP income from operations (2) was $112 million in the fourth quarter of 2010 compared to $108 million in the fourth quarter of 2009.

NCR generated $181 million of cash from operating activities during the fourth quarter of 2010 compared to $106 million in the year-ago period. Cash from operating activities in the fourth quarter of 2010 was positively impacted by changes in working capital primarily due to a decrease in accounts receivable and inventory. Net capital expenditures of $53 million in the fourth quarter of 2010 decreased from $59 million in the year-ago period. Discontinued operations yielded $15 million of positive cash flow in the fourth quarter 2010 compared to $1 million of positive cash flow in the fourth quarter of 2009. NCR generated free cash flow (cash from operations and discontinued operations related to the Fox River environmental matter, less capital expenditures and additions to capitalized software)(3) of $143 million in the fourth quarter of 2010, compared to free cash flow of $48 million in the fourth quarter of 2009. For the full year 2010, NCR generated $242 million of cash from operating activities, compared to $256 million in 2009. Net capital expenditures of $226 million in 2010 were up from $173 million in 2009, primarily due to investments in the entertainment business. Discontinued operations yielded $21 million of positive cash flow for the full year 2010 compared to $33 million of cash used for the full year 2009. NCR generated $37 million of free cash flow (3) in 2010, compared to free cash flow of $50 million in 2009.

NCR contributed approximately $105 million to its international and executive pension plans in 2010 and expects to contribute approximately $125 million in 2011. The net funded status of the company’s global pension plans was approximately $(997) million as of December 31, 2010, an improvement of $51 million from the previous year end.

Other expense was $14 million in the fourth quarter of 2010 compared to other expense of $3 million in the prior year period. Other expense in the fourth quarter of 2010 included a $14 million impairment charge related to an investment. Other expense in the fourth quarter of 2009 included a $2 million impairment charge related to an equity investment.

Income tax expense was $7 million in the fourth quarter of 2010 compared to a benefit of $4 million in the fourth quarter of 2009. Excluding the effect of pension and non-recurring items, the fourth quarter 2010 effective tax rate was 21 percent, compared to 21 percent for the fourth quarter of 2009.

NCR ended the year with $496 million in cash and cash equivalents, a $136 million increase from the $360 million balance as of September 30, 2010. As of December 31, 2010, NCR had a debt balance of $11 million.

Business highlights

In the fourth quarter of 2010, NCR continued to deploy its leading solutions and offerings across its core and emerging industries. The following are NCR’s fourth quarter business highlights:

In the financial business, NCR announced it will install ATMs at hundreds of Chase locations in 2011, helping one of the nation’s largest banks deliver a faster and easier customer experience. The roll-out will include ATMs equipped with NCR’s next generation Scalable Deposit Module – or SDM – technology, in which customers can deposit both cash and checks – in any orientation – through a single slot. This new technology, designed for NCR SelfServ ATMs, delivers a consumer deposit experience that is twice as fast as other ATMs, which will help Chase speed transactions, reduce the length of lines at the ATM, and improve the customer experience.

NCR extended its market leadership in China, securing orders for nearly 6,000 NCR SelfServ™ ATMs from China’s top five commercial banks. NCR also made inroads with small and mid-sized banks in China, including a new automated teller machine (ATM) order totaling 1,500 units from ATMU (China) Technology Co. which includes the NCR SelfServ™ ATM family with intelligent cash deposit and cash recycling functions.

In the retail vertical, NCR launched the NCR SelfServ Checkout Enterprise Suite, a software platform that enables chain store retailers to centrally manage self-checkout terminals across their entire network of stores. The new platform will allow simpler and more effective management of networks of self-service lanes from a centralized location and will help retailers lower IT administration costs, make more informed business decisions, and enhance the shopping experience for their customers.

NCR also formed a partnership with Pace Communications to provide the e-mail marketing and preference center modules of the hosted NCR APTRA eMarketing solution. Pace will use NCR’s software to handle multichannel customer communications programs and drive a seamless consumer experience for its custom publishing and e-commerce divisions.

The APTRA eMarketing solution was one of the many converged retailing (NCR c-tailing™) technologies and services NCR demonstrated during the National Retail Federation BIG Show in New York City in January. NCR made several announcements at the show including innovations in personalization and preference management, point-of-sale technology, self-service kiosks and new consultancy and service offerings.

NCR reached a new distribution agreement with Warner Home Video that will make new release titles available in NCR’s BLOCKBUSTER Express® branded DVD rental kiosks after a 28-day window. The agreement provides NCR with lower acquisition costs, a direct relationship with the studio, and access to theatrical new release titles four weeks after the street date. NCR also began testing premium-price new-release movies in four major cities

– Atlanta, Miami, Phoenix and San Francisco, giving consumers convenient access to these new titles, without a 28-day window, on the same date that they are released for sale by the studios. Under this pilot program, NCR is offering new movies from Twentieth Century Fox and Universal Studios Home Entertainment for $2.99 for the first night. Its library of older movies will continue to be available for $1 per night.

NCR renewed its agreement with NRT Technology Corp., the leading supplier of self-serve cash handling kiosk solutions for the casino industry, to provide hardware support services for 1,300 NRT Ticket-in/Ticket-out (TITO) cash redemption devices across the United States.

Zebra Technologies Corporation and KANZAN Spezialpapier GmBH, a majority owned subsidiary of Oji Paper Co. Ltd., signed intellectual property licenses related to NCR’s two-sided thermal printer technology.

NCR extended its partnership with Transoft for cash management using Transoft’s OptiCash for cash forecasting and cash optimization. NCR and Transoft will continue to work together to deliver solutions that help customers achieve cost efficiencies while delivering high availability. NCR’s market-leading managed services portfolio will now include the latest versions of Transoft’s OptiCash®, OptiNet, and OptiVault® to help customers fully optimize their end-to-end self-service channel across multiple industries including financial, healthcare, retail and gaming.

2011 Outlook

NCR expects full-year 2011 revenues to increase in the range of 5 to 7 percent on a constant currency basis compared with 2010. Including the continuing investment in the entertainment portfolio, the company expects its full-year 2011 income from operations (GAAP) to be in the range of $160 million to $180 million, non-pension operating income (NPOI) (2) to be in the range of $370 to $390 million, GAAP diluted earnings per share to be in the range of $0.71 to $0.81 and non-GAAP diluted earnings per share excluding pension expense (2) to be in the range of $1.65 to $1.75 per diluted share. The 2011 non-GAAP EPS guidance excludes estimated pension expense of $210 million (approximately $151 million after-tax) compared to actual pension expense of $208 million ($149 million after-tax) in 2010. NCR expects its full year 2011 effective income tax rate to be approximately 27 percent.

The company expects first quarter 2011 non-pension operating income (NPOI) (2) to be in the range of $45 million to $50 million, compared to $43 million in the first quarter of 2010.

	2011 Guidance	2010 Actual
Year-over-year revenue (constant currency)	5% - 7%	3%

Income from Operations (GAAP)	$160 - $180 million	$99 million

Non-pension operating income(2)	$370 - $390 million	$333 million

Diluted earnings per share (GAAP)	$0.71 - $0.81	$0.69

Diluted earnings per share excluding pension expense (non-GAAP)(2)	$1.65 - $1.75	$1.53

2010 Fourth Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company’s 2010 fourth-quarter results and guidance for full-year 2011. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s fourth quarter 2010 operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

# # #

NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Anne Marie Agnelli

NCR Corporation

212.589.8415

Annmarie.agnelli@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted Earnings Per Share from Continuing Operations

(attributable to NCR) (GAAP) to Non-GAAP Measures

	Q4 2010 Actual	Q4 2009 Actual	FY 2010 Actual	FY 2009 Actual	FY 2011 Guidance
Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP)	$0.20	$0.25	$0.69	$0.36	$0.71-$0.81

Investment impairment charge	(0.06)	(0.10)	(0.05)	(0.19)	—
Litigation charge	(0.03)	—	(0.03)	(0.02)	—
Pension Expense	(0.26)	(0.16)	(0.93)	(0.68)	(0.94)
Global headquarters relocation	—	(0.02)	(0.07)	(0.02)	—
Japanese subsidiary valuation reserve	—	—	0.24	—	—

Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (non-GAAP) (2)	$0.55	$0.53	$1.53	$1.27	$1.65-$1.75

Reconciliation of Income (Loss) from Continuing Operations (GAAP) to Non-GAAP Measure (in millions)

	Q4 2010 Actual	Q4 2009 Actual	FY 2010 Actual	FY 2009 Actual	FY 2011 Guidance	Q1 2011 Guidance	Q1 2010 Actual
Income (Loss) from Continuing Operations (GAAP)	$52	$39	$99	$97	$160-$180	$(5)-$0	$(18)

Litigation charge	$8	—	$8	—	—	—	—
Pension expense	$52	$41	$208	$159	$210	$50	$56
Global headquarters relocation	—	$6	$18	$6	—	—	$5
Charges related to equity investment	—	$22	—	$22	—	—	—

Non-pension Operating Income (non-GAAP) (2)	$112	$108	$333	$284	$370-$390	$45-$50	$43

Free Cash Flow

	Q4 2010	Q4 2009	YE 2010	YE 2009

Net cash provided by operating activities (GAAP)	$181	$106	$242	$256
Less capital expenditures for:
Property, plant and equipment, net of grant reimbursements	(39)	(44)	(169)	(112)
Capitalized software	(14)	(15)	(57)	(61)

Total capital expenditures, net	(53)	(59)	(226)	(173)
Net cash provided by (used in) discontinued operations (related to the Fox River environmental matter)	15	1	21	(33)

Free cash flow (non-GAAP)(3)	$143	$48	$37	$50

(1)	While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR’s financial results. NCR’s management evaluates the company’s results excluding certain items, such as pension expense, to assess the company’s financial performance, and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses certain of these measures to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The segment results included in Schedule B, non-pension operating income and non-GAAP earnings per share discussed in this earnings release exclude the impact of pension expense and certain special items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, NCR’s management uses non-pension operating income and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(3)

Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations related to the Fox River environmental matter less capital expenditures for property, plant and equipment, and additions to capitalized software. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Note to investors - This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, and future economic performance, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: a continued negative economic climate, which could impact the ability of our customers to make capital expenditures thereby affecting their ability to purchase our products, and which could cause continued consolidation in the financial services sector thereby further reducing our customer base; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; access to DVD inventory and the conversion to, and market adoption of, alternative methods of entertainment content delivery; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; the success of our pension strategy; compliance with requirements relating to data privacy and protection; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2010	2009	2010	2009
Revenue

Products	$748	$695	$2,403	$2,234
Services	658	650	2,416	2,378

Total revenue	1,406	1,345	4,819	4,612

Cost of products	604	585	1,925	1,811
Cost of services	516	514	1,930	1,918

Total gross margin	286	246	964	883
% of Revenue	20.3%	18.3%	20.0%	19.1%

Selling, general and administrative expenses	189	171	703	645
Research and development expenses	45	36	162	141

Income from operations	52	39	99	97
% of Revenue	3.7%	2.9%	2.1%	2.1%

Interest expense	1	—	2	10
Other expense, net	13	3	11	31

Total other expense, net	14	3	13	41

Income before income taxes and discontinued operations	38	36	86	56
% of Revenue	2.7%	2.7%	1.8%	1.2%

Income tax expense (benefit)	7	(4)	(28)	(5)

Income from continuing operations	31	40	114	61
Income (loss) from discontinued operations, net of tax	7	(97)	23	(91)

Net income (loss)	38	(57)	137	(30)

Net (loss) income attributable to noncontrolling interests	(1)	(1)	3	3

Net income (loss) attributable to NCR	$39	$(56)	$134	$(33)

Amounts attributable to NCR common stockholders:
Income from continuing operations	$32	$41	$111	$58
Income (loss) from discontinued operations, net of tax	7	(97)	23	(91)

Net income (loss)	$39	$(56)	$134	$(33)

Net income (loss) per share attributable to NCR common stockholders:

Net income per common share from continuing operations
Basic	$0.20	$0.26	$0.69	$0.37

Diluted	$0.20	$0.25	$0.69	$0.36

Net income (loss) per common share
Basic	$0.24	$(0.35)	$0.84	$(0.21)

Diluted	$0.24	$(0.35)	$0.83	$(0.21)

Weighted average common shares outstanding
Basic	159.5	159.3	159.8	158.9
Diluted	161.0	161.0	161.2	160.1

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2010	2009	% Change	2010	2009	% Change
Revenue by segment
Americas	$609	$544	12%	$2,123	$2,022	5%
EMEA	501	489	2%	1,714	1,649	4%
APJ	296	312	(5%)	982	941	4%

Consolidated revenue	$1,406	$1,345	5%	$4,819	$4,612	4%

Gross margin by segment
Americas	$125	$103		$457	$386
% of Revenue	20.5%	18.9%		21.5%	19.1%
EMEA	122	118		404	401
% of Revenue	24.4%	24.1%		23.6%	24.3%
APJ	69	69		219	207
% of Revenue	23.3%	22.1%		22.3%	22.0%

Total - segment gross margin	$316	$290		$1,080	$994

% of Revenue	22.5%	21.6%		22.4%	21.6%

Selling, general and administrative expenses	164	151		609	586
Research and development expenses	40	31		138	124

Non-GAAP income from operations	$112	$108		$333	$284

Pension expense	(52)	(41)		(208)	(159)
Other adjustments (1)	(8)	(28)		(26)	(28)

Income from operations	$52	$39		$99	$97

(1)	Other adjustments include $8 million litigation charge for the three and twelve months ended December 31, 2010 and $18 million of incremental costs directly related to the relocation of the Company’s worldwide headquarters for the twelve months ended December 31, 2010.

Other adjustments for the three and twelve months ended December 31, 2009 include a $22 million charge for the write-off of assets related to an equity investment, as well as $6 million of incremental costs directly related to the relocation of the Company’s worldwide headquarters.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	December 31 2010	September 30 2010	December 31 2009
Assets

Current assets
Cash and cash equivalents	$496	$360	$451
Accounts receivable, net	928	957	896
Inventories, net	741	815	686
Other current assets	313	354	266

Total current assets	2,478	2,486	2,299

Property, plant and equipment, net	429	410	356
Goodwill	115	101	100
Prepaid pension cost	286	272	244
Deferred income taxes	630	618	617
Other assets	423	431	478

Total assets	$4,361	$4,318	$4,094

Liabilities and stockholders’ equity

Current liabilities
Short-term borrowings	$1	$—	$4
Accounts payable	499	567	557
Payroll and benefits liabilities	175	173	125
Deferred service revenue and customer deposits	362	348	329
Other current liabilities	379	373	367

Total current liabilities	1,416	1,461	1,382

Long-term debt	10	10	11
Pension and indemnity plan liabilities	1,259	1,248	1,268
Postretirement and postemployment benefits liabilities	309	327	355
Income tax accruals	165	144	165
Environmental liabilities	244	269	279
Other liabilities	42	42	42

Total liabilities	3,445	3,501	3,502

Stockholders’ equity
NCR stockholders’ equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at December 31, 2010, September 30, 2010 and December 31, 2009, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 159.7, 159.2, and 159.6 shares issued and outstanding at December 31, 2010, September 30, 2010, and December 31, 2009, respectively	2	2	2
Paid-in capital	281	271	270
Retained earnings	1,935	1,896	1,801
Accumulated other comprehensive loss	(1,335)	(1,386)	(1,509)

Total NCR stockholders’ equity	883	783	564
Noncontrolling interests in subsidiaries	33	34	28

Total stockholders’ equity	916	817	592

Total liabilities and stockholders’ equity	$4,361	$4,318	$4,094

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2010	2009	2010	2009
Operating activities
Net income (loss)	$38	$(57)	$137	$(30)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations	(7)	97	(23)	91
Depreciation and amortization	37	33	138	128
Stock-based compensation expense	6	1	21	12
Deferred income taxes	(2)	(48)	(65)	(80)
Gain on sale of property, plant, and equipment	(4)	(7)	(10)	(12)
Impairment of equity investments and related assets	14	17	14	39
Changes in assets and liabilities:
Receivables	17	(44)	(26)	27
Inventories	74	17	(54)	5
Current payables and accrued expenses	(75)	34	(12)	(28)
Deferred service revenue and customer deposits	15	(9)	34	18
Employee severance and pension	1	9	80	49
Other assets and liabilities	67	63	8	37

Net cash provided by operating activities	181	106	242	256

Investing activities
Grant reimbursements from capital expenditures	—	9	5	9
Expenditures for property, plant and equipment	(39)	(53)	(174)	(121)
Proceeds from sales of property, plant and equipment	1	7	39	11
Additions to capitalized software	(14)	(15)	(57)	(61)
Other investing activities, business acquisitions and divestitures, net	(16)	(29)	(24)	(41)

Net cash used in investing activities	(68)	(81)	(211)	(203)

Financing activities
Purchase of Company common stock	—	—	(20)	(1)
Short-term borrowings, net	—	4	(4)	4
Repayment of senior unsecured notes	—	—	—	(300)
Repayment of long-term debt	—	—	(1)	—
Payments on revolving credit facility	(75)	—	(75)	(30)
Borrowings on revolving credit facility	75	—	75	30
Proceeds from employee stock plans	4	3	11	9

Net cash provided by (used in) financing activities	4	7	(14)	(288)

Cash flows from discontinued operations
Net cash provided by (used in) operating activities	15	1	21	(33)

Effect of exchange rate changes on cash and cash equivalents	4	(1)	7	8

Increase (decrease) in cash and cash equivalents	136	32	45	(260)
Cash and cash equivalents at beginning of period	360	419	451	711

Cash and cash equivalents at end of period	$496	$451	$496	$451